EXHIBIT 10.7

                     SETTLEMENT AGREEMENT AND MUTUAL RELEASE

         THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE is made as of November 19, 2002, by and among Richard A. Wall, an individual ("Wall"), ECON Investor Relations, Inc. ("ECON"), Dawn Van Zant, an individual who controls ECON ("Van Zant") (ECON and Van Zant are sometimes referred to hereinafter collectively as the "ECON Parties"), US Global Aerospace, Inc., a publicly traded Delaware corporation (formerly, Caring Products International, Inc.) (OTCBB: USGA) ("USGA"), its wholly owned subsidiary USDR Global Aerospace, Ltd., a Delaware corporation ("Global"), and USDR Aerospace, Ltd., a Texas limited partnership ("Aerospace") (USGA, Global and Aerospace are sometimes referred to hereinafter collectively as the "USGA Parties"). All of the foregoing parties are sometimes referred to hereinafter collectively as the "Parties", and each, individually, as a "Party").

                                    RECITALS

         A. Wall has heretofore provided investment banking and other consulting services to USGA, Global, and/or Aerospace, and in the course of providing such services arranged a relationship between ECON and the USGA Parties.

         B. The ECON parties have heretofore provided investor relations and other services to the USGA Parties, and, in the course of providing such services, the ECON Parties made introductions of Haywood Securities, Inc. (together with its clients, "Haywood") and other clients of ECON (collectively with Haywood, "ECON Clients") to USGA, and one or more ECON Clients subsequently purchased shares of USGA.

         C. Following the ECON Clients' purchase of USGA shares, the market price of USGA's common stock declined significantly, and, as a result, the ECON Parties agreed to use their best efforts to cause additional USGA shares to be transferred to one or more of the ECON Clients who purchased USGA Shares.

         D. In a separate agreement, USGA has agreed to issue at least 100,000 restricted shares of USGA common stock in settlement of certain issues existing between Wall and the USGA Parties.

         D. In order to preserve a long-standing business relationship between Wall and the ECON Parties, Wall agreed to transfer 100,000 shares of USGA common stock to ECON, which may in turn transfer some or all of such shares to one or more ECON Clients to compensate such ECON Clients for the diminution in value of the USGA shares.

         E. In the course of providing services to the USGA parties, the ECON Parties arranged for the purchase by Charles Freeland ("Freeland") and other ECON Clients of certain shares of USGA common stock from Wall and in connection therewith Wall directed the ECON Parties, acting on behalf of Freeland, to wire transfer $45,000 to the USGA Parties on July 26, 2002 and directed the ECON Parties, acting on behalf of one or more other ECON Clients, to wire transfer $100,000 on August 14, 2002, as a loan by Wall to the USGA Parties.


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         F. As of the date hereof,  USGA owes ECON  $14,000  (U.S.) for investor relations services that were rendered in July and August of 2002 (collectively, the "ECON Debt"), and $3,493.38 (U.S.) which the ECON Parties advanced to one or more newswire services for the publishing of press releases (the "PR Invoice").

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual promises, covenants and conditions herein contained, the Parties agree as follows:

         1. Transfer by Wall to ECON Parties. Upon the execution hereof by all Parties, Wall shall transfer and the ECON Parties shall accept 100,000 restricted shares of USGA common stock to ECON, in full and final satisfaction of any and all obligations Wall may have to tender additional shares to the ECON Parties and/or any of the ECON Clients.

         2. Issuance of Restricted Shares for ECON Debt; Payment of PR Invoice. Upon the execution hereof by all Parties, USGA shall (i) pay the PR Invoice to ECON or directly to the applicable newswire service(s), and (ii) instruct its transfer agent to issue 29,332 restricted shares of common stock of USGA in full and final satisfaction of the ECON Debt, 14,666 of which shall be issued as of July 1, 2002 and 14,666 of which shall be issued as of August 1, 2002, and the ECON Parties shall accept the foregoing in full and final satisfaction of the PR Invoice and the ECON Debt.

         3. Releases.

                  (a) Each of the USGA Parties and Wall hereby, for itself/himself, and, as the case may be, its/his past and present employees, officers, directors, agents, representatives, executors, administrators, trustees, partners, parents, subsidiaries, controlled entities and affiliates, successors and assigns, forever discharges and releases each of the ECON Parties, ECON Clients and, as the case may be, each of their past and present employees, agents, executors, administrators, trustees, heirs, attorneys, partners, insurers, representatives, assigns, subsidiaries, parents, predecessors, successors and related entities, from any and all claims, damages, actions, judgments, obligations, attorneys' fees, indemnities, subrogations, duties, demands, controversies and liabilities of every nature at law or in equity, liquidated, or unliquidated, known or unknown, matured or unmatured, foreseeable or unforeseeable, which they had or have arising out of any circumstance, thing, or event alleged, and any and all other matters of any nature whatsoever, including without limitation any and all past, present, pending or threatened litigation.

                  (b) Each of the ECON Parties hereby, for itself/herself, and, as the case may be, its/her past and present employees, officers, directors, agents, representatives, executors, administrators, trustees, clients, parents, subsidiaries, controlled entities and affiliates, successors and assigns, forever discharges and releases (i) each of the USGA Parties and each of their respective past and present employees, officers, directors, agents, attorneys, insurers, representatives (including, without limitation, John Robinson), affiliates, assigns, subsidiaries, parents, predecessors, successors and related entities, and (ii) Wall and each of his past and


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present  employees,  agents,  executors,  administrators,   trustees,  partners,
representatives, controlled entities and affiliates, successors and assigns from any and all claims, damages, actions, judgments, obligations, attorneys' fees, indemnities, subrogations, duties, demands, controversies and liabilities of every nature at law or in equity, liquidated, or unliquidated, known or unknown, matured or unmatured, foreseeable or unforeseeable, which they had or have arising out of any circumstance, thing, or event alleged, and any and all other matters of any nature whatsoever, including without limitation any and all past, present, pending or threatened litigation.


                  (c) Each of the Parties understands and agrees that the releases set forth above extend to all claims of every kind, nature and description whatsoever, known or unknown, suspected or unsuspected. Each of the Parties understands and acknowledges that such Party is familiar with and expressly waives and relinquishes every right or benefit such Party has or may have under the provisions of Section 1542 of the Civil Code of the State of California, which reads as follows:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

         3. Indemnification. Each of the ECON Parties, jointly and severally, hereby agrees to indemnify each of the USGA Parties and each of their respective past and present officers, directors (including, without limitation, John Robinson), agents and directors against any loss, liability, claim, damage or expense (including, without limitation, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on the purchase of USGA shares by Haywood, Freeland and/or any of the other ECON Clients, as described in the recitals of this Agreement.

         4. No Disparagement. Each Party hereby agrees to refrain from any communication with any other person, entity, regulatory body or governmental authority which in any way disparages or defames any other Party, unless such communication is required in response to a valid order by a court of competent jurisdiction or other governmental or regulatory body, or as otherwise required by applicable law.

         5. Confidentiality. This Agreement and the terms and conditions hereof shall at all times be kept strictly confidential by the Parties, except to the extent disclosure of the same is required in response to a valid order by a court of competent jurisdiction or other governmental or regulatory body, or as otherwise required by applicable law.

         6. Entire Agreement. This Agreement contains the sole, complete and entire agreement and understanding of the Parties concerning the matters contained herein and may not be altered, modified, or changed in any manner except by a writing duly executed by the Parties. No Party is relying on any representations other than those expressly set forth herein. There are no oral or written collateral agreements hereto. All prior discussions and negotiations have been and are merged, integrated into and superseded by this Agreement.


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         7. Waiver. The delay or failure of a Party to exercise any right, power or privilege hereunder, or failure to strictly enforce any breach or default shall not constitute a waiver with respect thereto; and no waiver of any such right, power, privilege, breach or default on any one occasion shall constitute a waiver thereof on subsequent occasion unless clear and express notice thereof in writing is provided.

         8. Applicable Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with and subject to the laws of the State of California, and any and all actions brought under this Agreement shall be brought in the state and/or federal courts of the United States sitting in the City of Los Angeles, State of California.

         9. Advice of Counsel. The Parties represent that prior to the execution of this Agreement they had the opportunity to seek the benefit of independent legal counsel of their own selection regarding the substance of this Agreement. The Parties acknowledge and agree that the law firm Pollet, Richardson & Patel has not represented any Party other than USGA and Global in connection with the negotiation, preparation, execution and delivery of this Agreement.

         10. No Liability. This Agreement is executed by the Parties hereto for the sole purpose of settling the matters described herein, and it is expressly understood and agreed, as a condition hereof, that this Agreement should not constitute nor be construed to be an admission of the truth or correctness of any claim asserted.

         11. Warranties. The Parties, and each of them, warrant: (i) that no other person or entity had or has or claims, any interest in any of the claims, demands, causes of action, or damages covered in this Agreement; (ii) that they, and each of them, have the sole right and exclusive authority to execute this Agreement; and (iii) that they have not sold, assigned, transferred, conveyed or otherwise disposed of any claim, demand, cause of action, obligation, damage or liability covered in this Agreement.

         12. Counterparts. This Agreement may be executed in one or more counterparts, all of which together constitute one single document.

         13. Facsimile Signatures. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

                            [SIGNATURE PAGES FOLLOW]

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



         IN WITNESS WHEREOF, the parties hereto have executed this Settlement Agreement and Mutual Release as of the day and year first written above.


                               ------------------------------------------
                               RICHARD A. WALL, an individual


                               ---------------------------------------
                               DAWN VAN ZANT, an individual

                               ECON INVESTOR RELATIONS INC.

                               By:
                                  ------------------------------------
                                  Name: Dawn Van Zant
                                  Title:




                        [SIGNATURES FOLLOW ON NEXT PAGE]



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         [SIGNATURE PAGE TWO OF SETTLEMENT AGREEMENT AND MUTUAL RELEASE]

                               US GLOBAL AEROSPACE, INC., a Delaware corporation

                               By:
                                  ---------------------------------------
                               Name: John Robinson
                               Title: Chief Executive Officer

                               USDR GLOBAL AEROSPACE, LTD., a Delaware
                               corporation

                               By:
                                  --------------------------------------
                               Name: John Robinson
                               Title: Chief Executive Officer

                               USDR AEROSPACE, LTD., a Texas limited partnership

                               By:  United States Defense Research
                               Its: General Partner

                               By:
                                   --------------------------------------
                                   Name: John Robinson
                                   Title:


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